EXHIBIT 99.1

EAGLE FINANCIAL SERVICES, INC. ANNOUNCES

2018 SECOND QUARTER DIVIDEND AND

FINANCIAL RESULTS

Contact: Kathleen J. Chappell, Senior Vice President and CFO	540-955-2510
kchappell@bankofclarke.com

BERRYVILLE, VIRGINIA (July 18, 2018) – Eagle Financial Services, Inc. (OTCQX: EFSI), the holding company for Bank of Clarke County, whose divisions include Eagle Investment Group, reported quarterly earnings and continued strong performance for the second quarter of 2018. Additionally, on July 18, 2018, the Board of Directors announced a quarterly common stock cash dividend of $0.24 per common share, payable on August 13, 2018, to shareholders of record on July 30, 2018. Select highlights for the second quarter include:

•	Net Income of $2.5 million

•	Net Interest Margin of 4.17%

•	Return on Average Assets of 1.31%

•	Return on Average Equity of 12.12%

•	Earnings per Share, Basic of $0.73

John R. Milleson, President and CEO, stated “We continued our strong financial performance for the second quarter of 2018. Considering the current and projected rising interest rate environment, we are focused on the maintenance of our net interest margin and dedicated to growing the balance sheet with new loan relationships and increasing net interest income levels. I am very proud to announce that the Company has again increased its shareholders’ dividend for the upcoming quarter, showing our commitment to sharing with our stockholders the positive results of a sound and competitive banking institution.”

Income Statement Review

Net income of $2.5 million for the quarter ended June 30, 2018 was unchanged when compared to the quarter ended March 31, 2018. Net income for the quarter ended June 30, 2017 was $2.0 million. Much of the increase from the quarter ended June 30, 2017 related to the increase in net interest income.

Net interest income increased $372,000 or 5.28% from the quarter ended March 31, 2018. This increase in net interest income was driven mostly by increased yield on the loan volume experienced by the Bank during the quarter. Net interest income increased 9.86% or $667,000 from $6.8 million for the quarter ended June 30, 2017 to $7.4 million for the quarter ended June 30, 2018. This increase is attributed to increased loan volume and yield.

Total loan interest income was $7.0 million and $6.5 million for the quarters ended June 30 and March 31, 2018, respectively. For the quarter ended June 30, 2017, total loan interest income was $6.1 million. Average loans for the quarter ended June 30, 2018 were $581.4 million compared to $575.4 million for the quarter ended March 31, 2018. Total average accruing loans were $577.8 million for the three months ended June 30, 2018 and $571.8 million for the quarter ended March 31, 2018. For the second quarter of 2017, total average loans were $534.8 million and average accruing loans were $528.8 million. The tax equivalent yield on average loans for the quarters ended June 30 and March 31, 2018 was 4.85% and 4.62%, respectively. The tax equivalent yield on loans for the quarter ended June 30, 2017 was 4.51%. Interest income from the investment portfolio was $953,000 for the quarter ended June 30, 2018 and $881,000 for the same period ended March 31, 2018. Average investments were $136.1 million for the quarter ended June 30, 2018 and $130.0 million for the quarter ended March 31, 2018. Interest income from the investment portfolio was $879,000 for the quarter ended June 30, 2017 while average investments were $132.9 million for the same time period.

Total interest expense was $573,000 for the three months ended June 30, 2018 and $426,000 for the quarter ended March 31, 2018. When compared to the quarter ended March 31, 2018, the average cost of interest bearing liabilities increased 13 basis points to 0.53% for the quarter ended June 30, 2018. The average balance of interest bearing liabilities increased by $5.1 million from the quarter ended March 31, 2018. The net interest margin was 4.17% for the quarter ended June 30, 2018 and 4.05% for the quarter March 31, 2018. For the quarter ended June 30, 2017, total interest expense was $248,000 and the net interest margin was 4.15%.

The Company’s net interest margin is not a measurement under accounting principles generally accepted in the United States, but it is a common measure used by the financial services industry to determine how profitably earning assets are funded. The Company’s net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 21%. The table at the end of this document reconciles tax-equivalent net interest income, which is not a measurement under accounting principles generally accepted in the United States of America (GAAP), to net interest income.

Non-interest income was $1.7 million and $1.8 million for the quarters ended June 30 and March 31, 2018, respectively. When comparing the quarter ended June 30, 2018 to the quarter ended March 31, 2018, fees from fiduciary activities decreased $145,000 or 32.66%. This decrease results mostly from the collection of a one-time fee related to the settlement of a real estate transaction during the first quarter of 2018. Fees from fiduciary activities decreased $10,000 or 3.24% from the quarter ended June 30, 2017 to the same period in 2018. The amount of income from fiduciary activities is determined by the number of active accounts and total assets under management. Also, income fluctuated due to changes in market value. These fluctuations do not necessarily indicate future results. Other service charges and fees increased $87,000 when comparing the three months ended June 30, 2018 to the same period ended March 31, 2018. Other service charges and fees increased $91,000 when comparing the three months ended June 30, 2018 to the same period ended June 20, 2017. These increases were mostly driven by the increases in ATM fees. Other operating income decreased by $61,000 or 79.22% when comparing the three months ended June 30, 2018 to the three months ended March 31, 2018. During the first quarter of 2018, the Bank adjusted its ownership interest in Bankers Insurance, LLC. The increase in ownership adjustment was $79,000 and was based upon Bankers Insurance, LLC 2016 schedule K-1. Other operating income decreased by $25,000 or 60.98% when comparing the quarter ended June 30, 2018 to the same period ended June 30, 2017. This decrease related to fewer commissions earned and recorded from the Bank’s investment in Bankers Insurance, LLC during the quarter ended June 30, 2018.

Noninterest expense increased $536,000 to $6.2 million when comparing the quarter ended March 31, 2018 to the quarter ended June 30, 2018. This increase is mostly attributed to the adjustment made to a gain recognized on other real estate owned for the quarter ended March 31, 2018. During the first quarter of 2018, the Bank recognized $397,000 gain upon the foreclosure of residential real estate collateral. During the quarter ended June 30, 2018, the Bank recorded a $282,000 valuation allowance for that other real estate owned asset and reduced the previously recognized gain accordingly. When compared to the $5.7 million for the quarter ended June 30, 2017, noninterest expense was $419,000 or 7.29% higher for the quarter ended June 30, 2018. This increase also relates to the $282,000 other real estate owned valuation allowance recognized during the quarter ended June 30, 2018.

Asset Quality and Provision for Loan Losses

Nonperforming assets consist of loans 90 days past due and still accruing interest, nonaccrual loans, other real estate owned (foreclosed properties), and repossessed assets. At June 30, 2018, nonperforming assets were $4.1 million or 0.53% of total assets, a decrease of $1.0 million when compared to the $5.1 million at March 31, 2018. During the second quarter of 2018, the Bank placed one loan totaling approximately $84,000 on non-accrual status while seven non-accrual loans totaling approximately $750,000 had been removed from non-accrual status and subsequently closed. Management regularly evaluates the financial condition of borrowers with loans on non-accrual status and the value of any collateral on these loans. The results of these evaluations are used to estimate the amount of losses which may be realized on the disposition of these non-accrual loans. The majority of the non-accrual loans are secured by real estate. No real estate assets had been foreclosed upon or sold during the second quarter of 2018.    There were no loans greater than 90 days past due and still accruing at June 30, 2018, a decrease of $18,000 from March 31, 2018. At June 30, 2017, there were no loans greater than 90 days past due and still accruing. Nonperforming assets were $5.7 million or 0.77% of total assets at June 30, 2017.

The Company may, under certain circumstances, restructure loans in troubled debt restructurings as a concession to a borrower when the borrower is experiencing financial distress. Formal, standardized loan restructuring programs are not utilized by the Company. Each loan considered for restructuring is evaluated based on customer circumstances and may include modifications to one or more loan provision. Such restructured loans are included in impaired loans but may not necessarily be nonperforming loans. At June 30, 2018, the Company had 20 troubled debt restructurings totaling $4.3 million, of which 18 loans, totaling $4.2 million, were considered performing loans.

The Company realized $115,000 in net recoveries for the quarter ended June 30, 2018 compared to $86,000 in net charge offs for the three months ended March 31, 2018. For the quarter ended June 30, 2017, the Company realized net recoveries of $219,000. The Company recorded a negative provision for loan losses of $97,000 and $230,000 for the quarters ended June 30, 2018 and 2017, respectively. For the quarter ended March 31, 2018, a provision for loan losses of $205,000 was recorded. The allowance for loan losses was $4.5 million, or 0.78% of total outstanding loans, at June 30, 2018 and March 31, 2018. At June 30, 2017, the allowance for loan losses was $4.4 million or 0.80% of total outstanding loans. The amount of provision for loan losses during each quarter reflects the results of the Bank’s analysis used to determine the adequacy of the allowance for loan losses. The Company is committed to maintaining an allowance at a level that adequately reflects the risk inherent in the loan portfolio.

Total Consolidated Assets

Total consolidated assets of the Company at June 30, 2018 were $775.2 million, which represented a decrease of $673,000 or 0.09% from total assets of $775.9 million at March 31, 2018. Total loans increased from $581.6 million at March 31, 2018 to $586.8 million at June 30, 2018. Total securities available for sale increased from $130.0 million at March 31, 2018 to $139.5 million at June 30, 2018. At June 30, 2017, total consolidated assets were $744.0 million while total loans were $554.2 million and total securities available for sale were $133.6 million.

Deposits and Other Borrowings

Total deposits were $682.1 million at June 30, 2018. This reflects a decrease of 0.52% or $3.5 million from $685.6 at March 31, 2018. At June 30, 2017, total deposits were $632.0 million. There were no borrowings with the Federal Home Loan Bank of Atlanta at June 30 and March 31, 2018. Borrowings with the Federal Home Loan Bank of Atlanta were $20.0 million at June 30, 2017.

Equity

Shareholders’ equity at June 30, 2018 was $84.8 million, reflecting an increase of $1.7 million from $83.1 million at March 31, 2018. At June 30, 2017 shareholders’ equity was $83.2 million. The book value of the Company at June 30, 2018 was $24.57 per common share. Total common shares outstanding were 3,473,555 at June 30, 2018. On July 18, 2018, the board of directors declared a $0.24 per common share cash dividend for shareholders of record as of July 30, 2018, and payable on August 13, 2018.

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For details on factors that could affect expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and other filings with the Securities and Exchange Commission.

EAGLE FINANCIAL SERVICES, INC.
KEY STATISTICS	For the Three Months Ended
	2Q18	1Q18	4Q17	3Q17	2Q17
Net Income (dollars in thousands)	$2,521	$2,539	$1,709	$2,007	$2,026
Earnings per share, basic	$0.73	$0.73	$0.49	$0.58	$0.58
Earnings per share, diluted	$0.73	$0.73	$0.49	$0.58	$0.58

Return on average total assets	1.31%	1.36%	0.91%	1.07%	1.19%
Return on average total equity	12.12%	12.40%	8.11%	9.56%	9.96%
Dividend payout ratio	31.51%	31.51%	44.90%	37.93%	37.93%
Fee revenue as a percent of total revenue	18.15%	19.36%	18.40%	18.37%	18.69%

Net interest margin(1)	4.17%	4.05%	4.03%	4.12%	4.15%
Yield on average earning assets	4.49%	4.29%	4.23%	4.32%	4.30%
Yield on average interest-bearing liabilities	0.53%	0.40%	0.33%	0.32%	0.21%
Net interest spread	3.96%	3.88%	3.90%	4.00%	4.09%
Tax equivalent adjustment to net interest income (dollars in thousands)	$102	$89	$155	$159	$166

Non-interest income to average assets	0.87%	0.96%	1.01%	0.86%	0.90%
Non-interest expense to average assets	3.21%	3.01%	3.14%	3.15%	3.24%

Efficiency ratio(2)	67.11%	63.19%	65.52%	66.52%	67.45%

(1)	The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The rate utilized is 21%. See the table below for the quarterly tax equivalent net interest income and the reconciliation of net interest income to tax equivalent net interest income. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitable earning assets are funded. Because the Company earns a fair amount of non-taxable interest income due to the mix of securities in its investment security portfolio, net interest income for the ratio is calculated on a tax equivalent basis as described above.
(2)	The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. It is calculated by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investment portfolio and sales of repossessed assets. The tax rate utilized is 21%. See the table below for the quarterly tax equivalent net interest income and a reconciliation of net interest income to tax equivalent net interest income. The Company calculates this ratio in order to evaluate its overhead structure or how effectively it is operating. An increase in the ratio from period to period indicates the Company is losing a larger percentage of its income to expenses. The Company believes that the efficiency ratio is a reasonable measure of profitability.

EAGLE FINANCIAL SERVICES, INC.

SELECTED FINANCIAL DATA BY QUARTER

	2Q18	1Q18	4Q17	3Q17	2Q17
BALANCE SHEET RATIOS
Loans to deposits	86.03%	84.83%	85.74%	85.57%	87.69%
Average interest-earning assets to average-interest bearing liabilities	166.67%	166.80%	165.83%	162.10%	162.04%
PER SHARE DATA
Dividends	$0.23	$0.23	$0.22	$0.22	$0.22
Book value	24.57	24.12	24.40	24.31	24.02
Tangible book value	24.57	24.12	24.40	24.31	24.02
SHARE PRICE DATA
Closing price	$35.99	$32.80	$32.00	$29.25	$31.25
Diluted earnings multiple(1)	12.33	11.23	16.33	12.61	13.47
Book value multiple(2)	1.46	1.36	1.31	1.20	1.30
COMMON STOCK DATA
Outstanding shares at end of period	3,473,555	3,466,117	3,449,027	3,456,430	3,481,946
Weighted average shares outstanding	3,465,601	3,463,118	3,468,275	3,469,372	3,474,628
Weighted average shares outstanding, diluted	3,465,601	3,463,118	3,468,275	3,469,372	3,474,628
CAPITAL RATIOS
Total equity to total assets	10.94%	10.71%	10.95%	11.31%	11.18%
CREDIT QUALITY
Net charge-offs to average loans	-0.08%	0.06%	0.07%	-0.03%	-0.16%
Total non-performing loans to total loans	0.19%	0.31%	1.11%	0.92%	1.01%
Total non-performing assets to total assets	0.53%	0.66%	0.84%	0.71%	0.77%
Non-accrual loans to:
total loans	0.19%	0.31%	1.11%	0.92%	1.01%
total assets	0.14%	0.23%	0.83%	0.69%	0.75%
Allowance for loan losses to:
total loans	0.78%	0.78%	0.78%	0.80%	0.80%
non-performing assets	110.42%	88.48%	68.44%	85.30%	77.22%
non-accrual loans	413.83%	251.67%	69.59%	87.40%	78.68%
NON-PERFORMING ASSETS:
(dollars in thousands)
Loans delinquent over 90 days	$—	$18	$—	$19	$—
Non-accrual loans	1,099	1,800	6,339	5,086	5,601
Other real estate owned and repossessed assets	3,020	3,302	106	106	106
NET LOAN CHARGE-OFFS (RECOVERIES):
(dollars in thousands)
Loans charged off	$30	$138	$160	$70	$78
(Recoveries)	(145)	(52)	—	(102)	(297)
Net charge-offs (recoveries)	(115)	86	160	(32)	(219)
PROVISION FOR LOAN LOSSES (dollars in thousands)	$(97)	$205	$134	$(2)	$(230)
ALLOWANCE FOR LOAN LOSS SUMMARY
(dollars in thousands)
Balance at the beginning of period	$4,530	$4,411	$4,437	$4,407	$4,418
Provision	(97)	205	134	(2)	(230)
Net charge-offs (recoveries)	(115)	86	160	(32)	(219)
Balance at the end of period	$4,548	$4,530	$4,411	$4,437	$4,407

(1)	The diluted earnings multiple is calculated by dividing the period’s closing market price per share by the annualized diluted earnings per share for the period. The diluted earnings multiple is a measure of how much an investor may be willing to pay for $1.00 of the Company’s earnings.
(2)	The book value multiple (or price to book ratio) is calculated by dividing the period’s closing market price per share by the period’s book value per share. The book value multiple is a measure used to compare the Company’s market value per share to its book value per share.

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)
	Unaudited 6/30/2018	Unaudited 3/31/2018	Audited 12/31/2017	Unaudited 9/30/2017	Unaudited 6/30/2017
Assets
Cash and due from banks	$14,823	$33,032	$32,672	$30,593	$27,184
Federal funds sold	88	152	3,176	144	152
Securities available for sale, at fair value	139,491	129,986	133,673	125,685	133,613
Loans, net of allowance for loan losses	582,289	577,075	564,406	547,716	549,772
Bank premises and equipment, net	19,452	19,474	19,579	19,740	19,911
Other assets	19,048	16,145	12,245	14,686	13,417

Total assets	$775,191	$775,864	$765,751	$738,564	$744,049

Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Noninterest bearing demand deposits	$246,141	$252,144	$234,990	$224,353	$218,117
Savings and interest bearing demand deposits	328,563	328,655	322,948	314,599	312,990
Time deposits	107,403	104,847	105,476	106,293	100,903

Total deposits	$682,107	$685,646	$663,414	$645,245	$632,010
Federal funds purchased and securities sold under agreements to repurchase	—	—	—	—	—
Federal Home Loan Bank advances	—	—	—	—	20,000
Other liabilities	8,285	7,147	18,520	9,768	8,871
Commitments and contingent liabilities	—	—	—	—	—

Total liabilities	$690,392	$692,793	$681,934	$655,013	$660,881

Shareholders’ Equity
Preferred stock, $10 par value	$—	$—	$—	$—	$—
Common stock, $2.50 par value	8,628	8,611	8,587	8,593	8,656
Surplus	12,491	12,155	12,075	12,193	12,748
Retained earnings	66,313	64,588	62,845	61,946	60,705
Accumulated other comprehensive income	(2,633)	(2,283)	310	819	1,059

Total shareholders’ equity	$84,799	$83,071	$83,817	$83,551	$83,168

Total liabilities and shareholders’ equity	$775,191	$775,864	$765,751	$738,564	$744,049

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands)
Unaudited
	Three Months Ended
	6/30/2018	3/31/2018	12/31/2017	9/30/2017	6/30/2017
Interest and Dividend Income
Interest and fees on loans	$7,000	$6,541	$6,429	$6,548	$6,108
Interest on federal funds sold	—	1	—	—	—
Interest and dividends on securities available for sale:
Taxable interest income	670	606	573	564	591
Interest income exempt from federal income taxes	268	262	253	258	269
Dividends	15	13	20	17	19
Interest on deposits in banks	41	52	48	71	16

Total interest and dividend income	$7,994	$7,475	$7,323	$7,458	$7,003

Interest Expense
Interest on deposits	$563	$426	$352	$311	$217
Interest on federal funds purchased and securities sold under agreements to repurchase	10	—	—	—	13
Interest on Federal Home Loan Bank advances	—	—	—	40	18

Total interest expense	$573	$426	$352	$351	$248

Net interest income	$7,421	$7,049	$6,971	$7,107	$6,755
Provision For Loan Losses	(97)	205	134	(2)	(230)

Net interest income after provision for loan losses	$7,518	$6,844	$6,837	$7,109	$6,985

Noninterest Income
Income from fiduciary activities	$299	$444	$402	$236	$309
Service charges on deposit accounts	302	308	318	310	295
Other service charges and fees	1,048	961	911	1,057	957
Gain on the sale of bank premises and equipment	—	—	—	(2)	(5)
Gain (Loss) on sales of AFS securities	—	11	(87)	26	1
Officer insurance income	—	—	288	—	—
Other operating income	16	77	60	(10)	41

Total noninterest income	$1,665	$1,801	$1,892	$1,617	$1,598

Noninterest Expenses
Salaries and employee benefits	$3,406	$3,526	$3,417	$3,513	$3,364
Occupancy expenses	363	371	371	358	367
Equipment expenses	234	219	236	222	259
Advertising and marketing expenses	201	185	187	190	175
Stationery and supplies	47	56	36	49	47
ATM network fees	246	206	209	203	183
Other real estate owned expenses	7	130	—	(3)	10
(Gain) loss on foreclosure and sale of other real estate	282	(397)	—	—	—
FDIC assessment	55	58	58	57	54
Computer software expense	112	139	142	151	159
Bank franchise tax	145	134	138	138	134
Professional fees	283	275	237	213	266
Data processing fees	118	125	143	165	139
Other operating expenses	667	603	649	653	590

Total noninterest expenses	$6,166	$5,630	$5,823	$5,909	$5,747

Income before income taxes	3,017	3,015	2,906	2,817	2,836
Income Tax Expense	496	476	1,197	810	810

Net income	$2,521	$2,539	$1,709	$2,007	$2,026

Earnings Per Share
Net income per common share, basic	$0.73	$0.73	$0.49	$0.58	$0.58

Net income per common share, diluted	$0.73	$0.73	$0.49	$0.58	$0.58

EAGLE FINANCIAL SERVICES, INC.

Average Balances, Income and Expenses, Yields and Rates

(dollars in thousands)

	For the Three Months Ended
	June 30, 2018			March 31, 2018			June 30, 2017
	Average Balance	Interest Income/ Expense	Average Yield	Average Balance	Interest Income/ Expense	Average Yield	Average Balance	Interest Income/ Expense	Average Yield
Assets:
Securities:
Taxable	$97,433	$2,744	2.82%	$90,769	$2,508	2.76%	$93,425	$2,446	2.56%
Tax-Exempt (1)	38,678	1,357	3.51%	39,307	1,347	3.43%	39,438	1,637	4.15%

Total Securities	$136,111	$4,100	3.01%	$130,076	$3,855	2.96%	$132,863	$4,084	3.07%
Loans:
Taxable	$569,442	$27,612	4.85%	$563,372	$26,231	4.66%	$522,636	$24,286	4.56%
Nonaccrual	3,624	—	0.00%	3,624	—	0.00%	5,998	—	0.00%
Tax-Exempt (1)	8,378	586	6.99%	8,378	375	4.47%	6,151	323	5.23%

Total Loans	$581,444	$28,197	4.85%	$575,374	$26,606	4.62%	$534,785	$24,609	4.51%
Federal funds sold	83	1	1.78%	218	5	2.19%	59	1	1.25%
Interest -bearing deposits in other banks	9,437	172	1.83%	13,514	211	1.56%	6,521	66	0.82%

Total earning assets	$723,451	$32,471	4.49%	$715,558	$30,677	4.29%	$668,230	$28,759	4.30%
Allowance for loan losses	(4,651)			(4,450)			(4,543)
Total non-earning assets	50,895			46,554			48,764

Total assets	$769,695			$757,662			$712,451

Liabilities and Shareholders’ Equity:
Interest -bearing deposits:
NOW accounts	$92,079	$294	0.32%	$88,188	$235	0.27%	$84,219	$145	0.15%
Money market accounts	130,150	753	0.58%	131,959	552	0.42%	129,633	264	0.17%
Savings accounts	104,375	160	0.15%	103,605	102	0.10%	101,506	64	0.06%
Time deposits:
$100,000 and more	69,056	604	0.87%	68,238	499	0.73%	39,778	171	0.65%
Less than $100,000	36,749	445	1.21%	36,963	341	0.92%	46,947	228	0.32%

Total interest -bearing deposits	$432,409	$2,257	0.52%	$428,953	$1,728	0.40%	$402,083	$872	0.21%
Federal funds purchased and securities sold under agreements to repurchase	1,645	39	2.39%	33	1	1.89%	3,260	53	1.87%
Federal Home Loan Bank advances	—	—	0.00%	—	—	0.00%	7,033	70	0.00%
Trust preferred capital notes	—	—	0.00%	—	—	0.00%	—	—	0.00%

Total interest -bearing liabilities	$434,054	$2,296	0.53%	$428,986	$1,729	0.40%	$412,376	$995	0.21%

Noninterest -bearing liabilities:
Demand deposits	243,898			237,343			210,010
Other Liabilities	8,253			8,258			8,453

Total liabilities	$686,205			$674,587			$630,839
Shareholders’ equity	83,490			83,075			81,612

Total liabilities and shareholders’ equity	$769,695			$757,662			$712,451

Net interest income		$30,175			$28,948			$27,763

Net interest spread			3.96%			3.88%			4.09%
Interest expense as a percent of average earning assets			0.32%			2.40%			0.15%
Net interest margin			4.17%			4.05%			4.15%

(1)	Income and yields are reported on a tax equivalent basis using a federal tax rate of 21%.

EAGLE FINANCIAL SERVICES, INC.

Reconciliation of Tax-Equivalent Net Interest Income

(dollars in thousands)
	Three Months Ended
	6/30/2018	3/31/2018	12/31/2017	9/30/2017	6/30/2017
GAAP Financial Measurements:
Interest Income - Loans	$7,000	$6,541	$6,429	$6,548	$6,108
Interest Income - Securities and Other Interest-Earnings Assets	994	934	894	910	896
Interest Expense - Deposits	563	426	352	311	217
Interest Expense - Other Borrowings	10	—	—	40	31

Total Net Interest Income	$7,421	$7,049	$6,971	$7,107	$6,756

Non-GAAP Financial Measurements:
Add: Tax Benefit on Tax-Exempt Interest Income - Loans	$31	$19	$25	$26	$27
Add: Tax Benefit on Tax-Exempt Interest Income - Securities	71	70	130	133	139

Total Tax Benefit on Tax-Exempt Interest Income	$102	$89	$155	$159	$166

Tax-Equivalent Net Interest Income	$7,523	$7,138	$7,126	$7,266	$6,922